UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 11, 2009
VIA PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-27264	33-0687976
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Battery Street, Suite 330 San Francisco CA	94111
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (415) 283-2200
(Former Name or Former Address, if Changed Since Last Report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 11, 2009, VIA Pharmaceuticals, Inc. (the “Company”) entered into amendments (the “Amendments”) to the promissory notes (collectively, the “Notes”) delivered under the Note and Warrant Purchase Agreement, dated as of March 12, 2009 (the “Loan Agreement”), by and among Bay City Capital Fund IV, L.P., its affiliate Bay City Capital Fund IV Co-Investment Fund, L.P. (collectively, the “Investors”) and the Company. The Amendments extended the maturity date under the Notes from September 14, 2009 to October 31, 2009.
     The foregoing descriptions of the Amendments, the Loan Agreement and the Notes do not purport to be complete and are qualified in their entirety by reference to the full text of the documents. The Amendments are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference. The Loan Agreement and the Notes are attached as exhibits to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2009.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On September 11, 2009, the Company drew down the remaining $2.0 million in principal amount for general corporate purposes under the Loan Agreement. Pursuant to the Loan Agreement, the Investors agreed to lend to the Company in the aggregate up to $10.0 million, pursuant to the terms of the Notes delivered under the Loan Agreement. The Company had previously borrowed $8.0 million in principal amounts and therefore the drawdown on September 11, 2009 was the final drawdown under the terms of the Loan Agreement and Notes.
     The Notes are secured by a first priority lien on all of the assets of the Company. Amounts borrowed under the Notes accrue interest at the rate of fifteen percent (15%) per annum, which increases to eighteen percent (18%) per annum following an event of default. Unless earlier paid in accordance with the terms of the Notes, as amended, all unpaid principal and accrued interest shall become fully due and payable on the earliest to occur of (i) October 31, 2009, (ii) the closing of a debt, equity or combined debt/equity financing resulting in gross proceeds or available credit to the Company of not less than $20.0 million and (iii) the closing of a transaction in which the Company sells, conveys, licenses or otherwise disposes of a majority of its assets or is acquired by way of a merger, consolidation, reorganization or other transaction or series of transactions pursuant to which stockholders of the Company prior to such acquisition own less than fifty percent (50%) of the voting interests in the surviving or resulting entity.
     Pursuant to the Loan Agreement, the Company issued to the Investors Warrants (the “Warrants”) on March 12, 2009, to purchase an aggregate of 83,333,333 shares (the “Warrant Shares”) of common stock, par value $0.001 per share, of the Company at $0.12 per share. As set forth in the Warrants, the Warrant Shares vest based on the amount of borrowings under the Notes and the passage of time. Based on the $2.0 million drawdown on September 11, 2009, 8,333,333 Warrant Shares vested immediately (bringing the aggregate vested and exercisable Warrant Shares held by the Investors to 66,666,667, which amount will increase to 75,000,000 on September 28, 2009 if certain conditions are met as provided for in the Warrants) and 8,333,333 will vest 45 days after September 11, 2009 if certain conditions are met as provided for in the Warrants. The Warrant Shares, to the extent they are vested and exercisable, are exercisable at any time until 5:00 p.m. (Pacific Time) on March 12, 2014, upon the surrender to the Company of the properly endorsed Warrant Shares, as specified in the Warrants.
     The foregoing description of the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrants, which is attached as an exhibit to the Company’s Current Report on Form 8-K, filed with the SEC on March 12, 2009.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
10.1	First Amendment to Promissory Note, dated as of September 11, 2009, by VIA Pharmaceuticals, Inc. and Bay City Capital Fund IV, L.P.
10.2	First Amendment to Promissory Note, dated as of September 11, 2009, by VIA Pharmaceuticals, Inc. and Bay City Capital Fund IV Co-Investment Fund, L.P.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 11, 2009	VIA PHARMACEUTICALS, INC.
	By:	/s/ James G. Stewart
James G. Stewart
		Title:	Senior Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	First Amendment to Promissory Note, dated as of September 11, 2009, by VIA Pharmaceuticals, Inc. and Bay City Capital Fund IV, L.P.
10.2	First Amendment to Promissory Note, dated as of September 11, 2009, by VIA Pharmaceuticals, Inc. and Bay City Capital Fund IV Co-Investment Fund, L.P.